Exhibit 5.1

[LETTERHEAD OF KAPLAN, STRANGIS AND KAPLAN, P.A.]

November 12, 2014

AxoGen, Inc.

13859 Progress Boulevard, Suite 100

Alachua, Florida 32615

Re:                             AxoGen, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-3 No. 333-195588  (the “Registration Statement”) filed by AxoGen, Inc., a Minnesota corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on May 9, 2014 and the final prospectus supplement thereto dated November 12, 2014 (the “Final Prospectus Supplement”), including the accompanying base prospectus dated May 9, 2014 (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”),  relating to the issuance of 1,375,969 shares (the “Shares”) of common shares, par value $.01 per share, of the Company.

We have acted as special counsel to the Company and, as such, have examined .originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the Company’s Amended and Restated Articles of Incorporation (the “Articles”), (b) the Company’s Amended and Restated Bylaws (the “Bylaws”), and (c) certain resolutions adopted by the Board of Directors of the Company with respect to the authorization and proposed issuance of the Shares as contemplated by the Registration Statement and the Prospectus.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any matters of fact, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2.                                      The Company has the corporate authority to issue the Shares covered by the Registration Statement and the Prospectus.

3.                                      Upon issuance and delivery of the Shares against payment for such shares (in an amount at least equal to the aggregate par value of such Shares) as described in the Prospectus, the Shares will be duly and validly issued, fully paid and non-assessable.

We are members of the bar in the State of Minnesota and the foregoing is limited to the laws of the state of Minnesota.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

KAPLAN, STRANGIS AND KAPLAN, P.A.

By:	/s/ Bruce J. Parker
Bruce J. Parker